UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 13, 2015

ANI PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31812	58-2301143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

210 Main Street West Baudette, Minnesota	56623
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (218) 634-3500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01.	Notice of Failure to Satisfy a Continued Listing Rule or Standard.

As further described under Item 5.02 below, Ross Mangano, a member of the Board of Directors (the “Board”) of ANI Pharmaceuticals, Inc. (the “Company”), passed away on April 13, 2015. Following Mr. Mangano's passing, only three of the six members of the Board meet the independence requirements of the Marketplace Rules (the “NASDAQ Rules”) of the NASDAQ Stock Market (“NASDAQ”). As a result, a majority of the Board is not currently comprised of directors who meet the independence requirements as set forth in NASDAQ Rule 5605(b)(1), which requires that a NASDAQ-listed company’s board of directors consist of a majority of “independent directors” (as defined in NASDAQ Rule 5605(a)(2)).

On April 14, 2015, in accordance with the NASDAQ Rules, the Company contacted NASDAQ to notify NASDAQ of Mr. Mangano's passing and the resulting non-compliance with NASDAQ Rule 5605(b)(1). On April 15, 2015, the Company received a notice from NASDAQ acknowledging the fact that the Company does not meet the requirements of NASDAQ Rule 5605(b)(1) and confirming that, in accordance with NASDAQ Rule 5605(b)(1)(A), NASDAQ is providing the Company a cure period in order to regain compliance as follows:

•	until the earlier of the Company’s next annual shareholders’ meeting or April 13, 2016; or
•	if the next annual shareholders’ meeting is held before October 12, 2015, then the Company must evidence compliance with NASDAQ Rule 5605(b)(1) no later than October 12, 2015.

Prior to the end of the cure period described above, the Board intends regain compliance by appointing an additional director who is an “independent director” in accordance with the criteria set forth in NASDAQ Rule 5605(a)(2).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2015, Ross Mangano, a member of the Company’s Board, passed away. Mr. Mangano served on the Board's Nominating and Corporate Governance Committee and Compensation Committee.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANI PHARMACEUTICALS, INC.

	By:	/s/ Charlotte C. Arnold
Charlotte C. Arnold
Vice President, Finance and Chief Financial Officer
Dated: April 16, 2015

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